UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 3, 2005
Cardinal Health, Inc.
(Exact Name of Registrant as Specified in its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Portions of this Form 8-K of Cardinal Health, Inc. (the “Company”) include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks, uncertainties and other factors are described in the Company’s Form 10-K for the fiscal year ended June 30, 2004 (including in the section titled “Risk Factors That May Affect Future Results” within “Item 1: Business”) and in Exhibit 99.01 to the Form 10-Q for the quarterly period ended December 31, 2004 and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the integration of acquired businesses; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties, delays or additional costs in implementing the Company’s global restructuring program; difficulties in opening new facilities or fully utilizing existing capacity; difficulties and uncertainties associated with business model transitions, including the conversion of margin generated from branded pharmaceutical manufacturers to non-contingent consideration; and general economic and market conditions. The Company undertakes no obligation to update or revise any forward-looking statement.
Item 1.01 Entry into a Material Definitive Agreement
     In the proxy statement for its 2004 annual meeting of shareholders, the Company disclosed that it had discovered in 2004 that a portion of an option to purchase 1,425,000 of the Company’s common shares, without par value (giving effect to stock splits occurring after the date of grant), that had been granted in November 1999 to Robert D. Walter, Chairman and Chief Executive Officer of the Company, was in excess of that permitted to be granted to a single individual during any fiscal year under the Company’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”). The maximum number of common shares as to which option awards could be granted pursuant to the terms of the Equity Incentive Plan was 562,500 common shares (although the Company would have been permitted at the time to make a larger grant outside of such Equity Incentive Plan).
     In order to satisfy the original intent and understanding of the Company with respect to the 1999 option award, and after consulting with its outside compensation consultant, on August 2, 2005, the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved a grant to Mr. Walter, in lieu of the portion of the 1999 option award in excess of the share limitation and in full satisfaction of any claims with respect to such portion, of a deferred payment stock appreciation right (the “SAR”) with respect to 862,500 common shares. Following ratification by the Board of Directors, the agreement between Mr. Walter and the Company setting forth the terms of the SAR grant (the “SAR Agreement”) was executed on August 3, 2005. Under the terms of the SAR Agreement, upon exercise of the SAR, Mr. Walter will become entitled to receive cash in an amount equal to the fair market value per underlying common share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of common shares as to which the SAR is being exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. Walter’s termination of employment). In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to avoid potential loss to the Company of a tax deduction under Section 162(m) of the Code, any payment due to Mr. Walter will be deferred until six months following his termination of employment, and will be credited with interest at the Prime Rate from the date of exercise until the payment date. Any such payment will be subject to applicable tax withholding. The SAR Agreement contains a confirmation and agreement by Mr. Walter and the Company that the portion of the 1999 option award in excess of the share limitation is null and void. The 1999 option to purchase 562,500 common shares which was not in excess of the maximum number permitted under the Equity Incentive Plan remains outstanding and continues to be governed by the terms of the original option agreement. The SAR Agreement also provides for reimbursement of certain legal fees incurred by Mr. Walter in connection with the SAR and a March 2005 deferred payment stock appreciation right grant.
     The SAR Agreement is filed as Exhibit 10.01 to this report and the description of the SAR Agreement in this report is qualified in its entirety by reference to the exhibit.
     On August 3, 2005, upon the recommendation of the Compensation Committee, the Company’s Board of Directors revised the terms of the compensation to be paid to non-management directors for their service on the Board. A summary describing the elements of non-management director compensation and benefits is filed as Exhibit 10.02 to this report.
Item 2.02 Results of Operations and Financial Condition
     The information set forth under this “Item 2.02 Results of Operations and Financial Condition” is intended to be furnished and such information, including the exhibits furnished under this report, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
     On August 5, 2005, the Company issued a press release announcing its results for the quarter and fiscal year ended June 30, 2005. A copy of the press release is furnished under this report as Exhibit 99.01.
     Furnished under this report as Exhibit 99.02 is a discussion of the reasons why management believes that presenting results that exclude the impact of special charges provides a useful representation of the Company’s current performance and trends.
Item 2.05 Costs Associated with Exit or Disposal Activities
     As previously announced, the Company has launched a global restructuring program associated with its “One Cardinal Health” initiative with a goal of increasing the value the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. In December 2004, the Company announced that its Board of Directors had authorized the Company to incur certain costs associated with exit or disposal activities and asset impairments in connection with the first phase of the global restructuring program (“Phase I”). The total costs associated with Phase I were originally expected to be approximately $300 million to $350 million. More recently, the Company has determined that the total costs associated with Phase I are expected to be approximately $315 million, with approximately $225 million in total costs incurred to date under Phase I.
     On August 3, 2005, the Board of Directors authorized the Company to incur certain costs associated with exit or disposal activities and asset impairments in connection with the second phase of the global restructuring program (“Phase II”). The total costs associated with Phase II are expected to be approximately $80 million to $100 million, of which approximately $9 million was expensed in fiscal 2005 (mostly for severance, which was accrued as a defined severance plan exists), approximately $45 million to $58 million are expected to be incurred in fiscal 2006, approximately $17 million to $21 million are expected to be incurred in fiscal 2007, and the remaining costs are expected to be incurred beyond fiscal 2007. Approximately $79 million to $99 million of the total costs for Phase II are expected to result in future cash expenditures. The Phase II costs include non-cash asset impairment charges of approximately $1 million primarily related to exiting a portion of certain facilities. Such impairment charges will be recognized as incurred and reflected in the Company’s statement of earnings as a special item. The Company expects Phase II to be substantially completed by the end of fiscal 2008.
     Aggregate costs associated with Phase II of approximately $79 million to $98 million are expected to be incurred for shared service initiatives and other projects that impact global staffing functions as well as for projects that impact multiple reporting segments. The major types of costs associated with Phase II are expected to be as follows:

Employee-Related Costs Restructuring-Related Asset Impairment Exit and Other Costs	$76 million to $95 million $1 million $3 million to $4 million
Item 2.06 Material Impairments
     See the information in Item 2.05 above.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.01	Deferred Payment Stock Appreciation Right Agreement, dated as of August 3, 2005, between Robert D. Walter and Cardinal Health, Inc.

10.02	Description of non-management director compensation and benefits.

99.01	Press release issued by the Company on August 5, 2005, and furnished under this report.

99.02	Information released by the Company on August 5, 2005, and furnished under this report.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)
Date: August 5, 2005	By:/s/ Brendan A. Ford Name: Brendan A. Ford Title: Executive Vice President — Corporate Development, Interim General Counsel and Secretary

EXHIBIT INDEX
10.01	Deferred Payment Stock Appreciation Right Agreement, dated as of August 3, 2005, between Robert D. Walter and Cardinal Health, Inc.

10.02	Description of non-management director compensation and benefits.

99.01	Press release issued by the Company on August 5, 2005, and furnished under this report.

99.02	Information released by the Company on August 5, 2005, and furnished under this report.